Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
November 26, 2019	Jim Hope	Trisha Meade
	EVP, CFO	Director, Communications & Engagement (804) 285-5390
	Katie Turner	mediarelations@pfgc.com
ICR
(646) 277-1228
katie.turner@icrinc.com

Performance Food Group Company Appoints Three

New Independent Directors

RICHMOND, Va. – Performance Food Group Company (PFG) (NYSE: PFGC), today announced that the Board of Directors of PFG has appointed Barbara J. Beck, Matthew C. Flanigan, and David V. Singer to the Board of Directors, effective immediately. With these appointments, PFG’s Board of Directors expands to 10 directors.

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Barbara J. Beck, 59, recently retired from her position as the Chief Executive Officer of Learning Care Group, Inc. (LCG), a global for-profit early childhood education provider. She served as Chief Executive Officer of LCG, from March 2011 until June 2019, and currently acts as an advisor to American Securities, the private equity owner of LCG. Ms. Beck also serves on the Executive Council of American Securities. Prior to joining LCG, Ms. Beck spent nine years as an executive of Manpower Inc., a world leader in the employment services industry, including as President of Manpower’s EMEA operations from 2006 to 2011. Prior to joining Manpower, Ms. Beck was an executive of Sprint, a global communications company, serving in various operating and leadership roles for 15 years. Since 2008, Ms. Beck has served on the Board of Directors of Ecolab Inc., a global provider of water, hygiene and energy technologies and services to food, energy, healthcare, industrial, hospitality and other markets. Ms. Beck will serve as a member of PFG’s Compensation and Human Resources Committee and Technology Committee, effective immediately.

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Matthew C. Flanigan, 57, recently retired in 2019 from his role as Executive Vice President & Chief Financial Officer of Leggett & Platt, Incorporated, a global manufacturer of engineered components and products, where he also served on the Board of Directors for nearly 10 years. Mr. Flanigan was appointed Senior Vice President of Leggett & Platt in 2005 and became Chief Financial Officer in 2003. From 1999 until 2003, he served as President of the Office Furniture and Plastics Components Groups of Leggett & Platt. Mr. Flanigan currently serves as Vice Chairman of the Board and Lead Director of Jack Henry & Associates, Inc., a leading financial technology company. He has served on the Board of Jack Henry & Associates since 2007, and he was appointed Lead Director by the independent directors of Jack Henry & Associates in 2012. Mr. Flanigan will serve as Chairperson of PFG’s Audit Committee and as a member of PFG’s Technology Committee, effective immediately.

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David V. Singer, 64, retired in 2013 as the Chief Executive Officer of Snyder’s-Lance, Inc., a manufacturer and marketer of snack foods throughout the United States and internationally. Mr. Singer served as Chief Executive Officer and as a director of Snyder’s-Lance from its formation in 2010 until his retirement in 2013. He was the President and CEO of Lance, Inc. from 2005 until its merger with Snyder’s of Hanover, Inc. in 2010. Mr. Singer also served as a director of Lance, Inc.

from 2003 until the merger with Snyder’s. He previously served as Executive Vice President and Chief Financial Officer of Coca-Cola Bottling Co. Consolidated, a beverage manufacturer and distributor, from 2001 to 2005. Presently, Mr. Singer also serves on the Board of Directors of Brunswick Corporation, Flowers Foods, Inc., Hanesbrands, Inc. and SPX Flow, Inc. Mr. Singer will serve as a member of PFG’s Nominating and Corporate Governance Committee and Compensation and Human Resources Committee, effective immediately.

“I am excited to welcome these three very experienced and exceptionally qualified directors to our Board,” said George Holm, Chairman, President & CEO. “Barbara brings extensive general management, operational and labor market expertise to our Board; Matt brings sixteen years of experience as a Chief Financial Officer of a large, global publicly-traded company; and Dave, as a former Chief Executive Officer of a large public company engaged in the snack food business, brings significant management, strategic and financial experience to our Board, as well as expertise in supply chain, logistics and distribution matters. I look forward to working with our new Board members to support PFG’s continued growth and success.”

About Performance Food Group Company

Built on the many proud histories of our family of companies, PFG is a customer-centric foodservice distribution leader headquartered in Richmond, Virginia. Grounded by roots that date back to a grocery peddler in 1885, PFG today has a nationwide network of over 80 distribution centers, 18,000-plus talented associates and more than 5,000 valued suppliers across the country. With the goal of helping our customers thrive, we market and deliver quality food and related products to over 170,000 locations including independent and chain restaurants, schools, business and industry locations, healthcare facilities, vending distributors, office coffee service distributors, big box retailers, theaters and convenience stores. Building strong relationships is core to PFG’s success – from connecting associates with great career opportunities to connecting valued suppliers and quality products with PFG’s broad and diverse customer base. To learn more about PFG, visit pfgc.com.

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